Exhibit 99.1

JOINT FILING AGREEMENT
In accordance with Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of BioCryst Pharmaceuticals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 25th day of January, 2021.

SARISSA CAPITAL MANAGEMENT LP
By:	/s/ Mark DiPaolo
Name: Mark DiPaolo
Title: Senior Partner and General Counsel

/s/Alexander J. Denner
Alexander J. Denner